Exhibit 99.1

BBCN Bancorp Reports Second Quarter 2012 Results

Q2 2012 Summary:

  $15.6 million net income available to common stockholders, or $0.20 per diluted common share
  Merger integration of all major systems and offices completed
  $122 million TARP fully redeemed with existing capital
  $137 million net increase in gross loans receivable, or 4% linked quarter
  $53 million increase in non-interest bearing deposits, or 5% linked quarter

LOS ANGELES--(BUSINESS WIRE)--July 23, 2012--BBCN Bancorp, Inc. (the “Company”) (NASDAQ: BBCN), the holding company of BBCN Bank (the “Bank”), today reported net income available to common stockholders of $15.6 million, or $0.20 per diluted common share, for second quarter 2012. This compares with net income available to common stockholders of $5.2 million, or $0.14 per diluted common share, for second quarter 2011, and net income available to common stockholders of $22.1 million, or $0.28 per diluted common share, for first quarter 2012.

The merger with Center Financial Corporation (“Center”), completed on November 30, 2011, impacts the comparability of operating results for second quarter 2012 versus second quarter 2011 and the preceding first quarter 2012. The Company includes in this press release supplemental information to help in understanding past financial performance.

“The completion of the merger integration during the quarter marked a milestone achievement that positions BBCN for enduring growth as the leading Korean American bank in the nation,” said Alvin D. Kang, President and Chief Executive Officer. “Notwithstanding the tremendous company-wide effort required to complete the systems and office integrations, our front lines produced strong new loan originations that resulted in a 4% linked quarter increase in our loan portfolio, underscoring the strength of the new BBCN organization. We continued to focus on enhancing efficiencies, maintaining asset quality and improving our earnings power, and delivered pre-tax, pre-provision earnings of 3.03% for the quarter. While the overall economic and interest rate environment continues to present challenges, we believe we are well positioned with the integration and TARP redemption behind us to expand our franchise.”

Financial Highlights

	2012 Second Quarter	2011 Second Quarter	2012 First Quarter
	(Dollars in thousands)
Net income	$19,364	$6,318	$23,934
Net income available to common stockholders	$15,593	$5,243	$22,065
Diluted earnings per share	$0.20	$0.14	$0.28
Net interest income	$59,502	$29,331	$60,859
Net interest margin	5.02%	4.16%	5.11%
Non-interest income	$10,222	$7,684	$11,645
Non-interest expense	$31,077	$16,886	$30,435
Net loans receivable	$3,809,033	$2,142,750	$3,674,890
Deposits	$3,882,680	$2,232,180	$3,920,464
Non-accrual loans (1)	$39,567	$35,385	$39,651
ALLL to gross loans	1.69%	2.71%	1.67%
ALLL to non-accrual loans (1)	165.55%	168.70%	157.14%
ALLL to non-performing assets (1)	72.80%	107.41%	71.14%
Provision for loan losses	$7,182	$10,047	$2,600
Net charge-offs	$3,987	$13,691	$2,243
ROA (2)	1.52%	0.86%	1.86%
ROE (2)	9.4%	6.84%	11.87%
Efficiency ratio	44.57%	45.62%	41.98%

(1) Excludes the guaranteed portion of delinquent SBA loans totaling $18.1 million, $14.2 million and $16.9 million at the close of the second quarter 2012, second quarter 2011 and first quarter 2012, respectively.

(2) Based on net income before effects of dividends and discount accretion on preferred stock.

The Company noted that the variance between net income and net income available to common stockholders in second quarter 2012 was significantly larger than in past quarters. In addition to regular quarterly dividends and discount accretion on TARP preferred stock, the Company incurred additional discount accretion of $1.9 million, equal to $0.02 per diluted common share, related to the TARP redemption on June 27, 2012.

Operating Results for Second Quarter 2012

As previously mentioned, the comparability of operating results with past performance is impacted by the merger. The Company believes the following supplemental information will be helpful in understanding past financial performance. Operating results for the three months ended June 30, 2012, March 31, 2012 and June 30, 2011 include the following pre-tax acquisition accounting adjustments and expenses related to the merger.

The increase (decrease) of these adjustments to pre-tax income is summarized below. The impact which these adjustments have to certain yields and costs are described in subsequent sections of this release.

	Three Months Ended
(In thousands)	June 30, 2012	March 31, 2012	June 30, 2011
Accretion of discount on acquired Center loans	$7,696	$9,645	$0
Amortization of premiums on Center FHLB borrowings	904	1,231	0
Accretion of discount on Center subordinated debt	(36)	(35)	0
Amortization of premium on Center time deposits	787	1,275	0
Amortization of Center core deposit intangibles	(253)	(290)	0
Accretion of discounts on other Center assets	57	57	0
Amortization of unfavorable lease liability	57	58	0
Merger and integration expense	(1,348)	(1,773)	(381)
Increase (decrease) to pre-tax income	$7,864	$10,168	$(381)

In addition to the items listed above, acquisition accounting adjustments had the effect of reducing the yield on the securities portfolio in second quarter and first quarter 2012. The acquired Center securities portfolio of approximately $290 million was adjusted to fair value of $293 million as of the merger date, resulting in interest income on investment securities for that portfolio being recognized at a lower average yield, compared with the yield on the balance of the Company's securities portfolio.

Net Interest Income and Net Interest Margin. The following table summarizes the reported net interest income before provision for loan losses.

	Three Months Ended
	6/30/2012	6/30/2011	% change	3/31/2012	% change
Net interest income before provision for loan losses	$59,502	$29,331	103%	$60,859	(2%)

Second quarter 2012 net interest income before provision for loan losses rose 103% over second quarter 2011, principally due to the higher level of interest earning assets following the merger, as well as net interest margin improvement. Compared with first quarter 2012, net interest income before provision for loan losses declined 2%, primarily reflecting reduced levels of accretion of discount on the acquired portfolio relative to the preceding first quarter.

The net interest margin and the impact of acquisition accounting adjustments is summarized in the following table:

	Three Months Ended
	June 30, 2012	June 30, 2011	change	March 31, 2012	change
Net interest margin, excluding effect of acquisition accounting adjustments	4.15%	4.16%	(0.01)%	4.04%	0.11%
Acquisition accounting adjustments	0.87	0.00		1.07
Reported net interest margin	5.02%	4.16%	0.86%	5.11%	(0.09)%

Second quarter 2012 net interest margin (net interest income divided by average interest-earning assets) was 5.02%, reflecting an 86 basis point improvement over second quarter 2011, largely attributable to the accretion of discounts on acquired loans. Excluding the effect of acquisition accounting adjustments, the core net interest margin for second quarter 2012 decreased 1 basis point to 4.15%. Compared with preceding first quarter, second quarter 2012 net interest margin declined 9 basis points, but improved 11 basis points on a core basis when excluding the effect of acquisition accounting. The increase, excluding the effect of acquisition accounting, is primarily due to an improvement in the cost of deposits and borrowings.

The weighted average yield on loans and the impact of acquisition accounting adjustments is summarized in the following table:

	Three Months Ended
	June 30, 2012	June 30, 2011	change	March 31, 2012	change
The weighted average yield on loans, excluding effect of acquisition accounting adjustments	5.59%	6.07%	(0.48)%	5.61%	(0.02)%
Acquisition accounting adjustments	0.94	0.00		1.14
Reported weighted average yield on loans	6.53%	6.07%	0.46%	6.75%	(0.22)%

The weighted average yield on loans increased 46 basis points to 6.53% for second quarter 2012 from second quarter 2011, but declined 48 basis points, excluding the accretion of discounts on acquired loans from Center. The reduction in yield, excluding the effect of acquisition adjustments, is primarily attributed to the lower yielding acquired loan portfolio, and to a lesser extent, continued pricing pressures in the market place.

Compared with first quarter 2012, the weighted average yield on loans declined 22 basis points, and decreased 2 basis points, excluding the acquisition accounting adjustments. The decrease, excluding the acquisition accounting adjustments, reflects continuing pricing pressures in the market place.

The composition of fixed and variable rate loans and the associated weighted average yield, excluding loan discount accretion, is summarized in the following table:

	June 30, 2012	June 30, 2011	change	March 31, 2012	change
Fixed rate loans
As a percentage of total loans	38%	45%	(7)%	39%	(1)%
Weighted average yield	6.25%	7.06%	(0.81)%	6.49%	(0.24)%
Variable rate loans
As a percentage of total loans	62%	55%	7%	61%	1%
Weighted average yield	4.60%	4.91%	(0.31)%	4.61%	(0.01)%

The declining composition of fixed rate loans as a percentage of total loans reflects the Company's focus on variable rate business loans.

The weighted average yield on securities available for sale is summarized in the following table:

	Three Months Ended
	6/30/2012	6/30/2011	change	3/31/2012	change
Weighted average yield on securities available-for-sale	2.45%	3.16%	(0.71)%	2.71%	(0.26)%

The weighted average yield on securities available-for-sale for second quarter 2012 declined 71 basis points from second quarter 2011 and 26 basis points from first quarter 2012. The reductions are primarily attributable to the replacement of maturing securities with lower yielding investments as market interest rates declined, as well as the impact of acquisition accounting.

The weighted average duration and average life of the securities available-for-sale is summarized in the following table:

	Three Months Ended
	6/30/2012	6/30/2011	% change	3/31/2012	% change
Weighted average duration of securities available-for-sale in years	3.38	3.57	-0.19	3.83	-0.45
Weighted average life of securities available-for-sale in years	3.70	4.04	-0.34	4.26	-0.56

The weighted average cost of deposits and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	June 30, 2012	June 30, 2011	change	March 31, 2012	change
The weighted average cost of deposits, excluding effect of acquisition accounting adjustments	0.63%	0.93%	(0.30)%	0.69%	(0.06)%
Acquisition accounting adjustments	(0.08)	0.00		(0.13)
Reported weighted average cost of deposits	0.55%	0.93%	(0.38)%	0.56%	(0.01)%

The weighted average cost of deposits for second quarter 2012 was 0.55%, improving 38 basis points from second quarter 2011 and 1 basis point from first quarter 2012. Excluding the amortization of premium on time deposits assumed in the Center merger, the weighted average cost of deposits for second quarter 2012 decreased 30 basis points from second quarter 2011 and 6 basis points from first quarter 2012.

In addition to the acquisition accounting adjustments, the second quarter 2012 weighted average cost of deposits benefited from overall reductions in the cost of interest-bearing demand deposits, as well as a favorable shift in the mix of deposits with higher concentrations of non-interest bearing demand deposits. Non-interest bearing demand deposits accounted for 27% of total deposits at June 30, 2012, compared with 19% at June 30, 2011 and 26% at March 31, 2012.

The weighted average cost of FHLB advances and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	June 30, 2012	June 30, 2011	change	March 31, 2012	change
The weighted average cost of FHLB advances, excluding effect of acquisition accounting adjustments	3.08%	3.23%	(0.15)%	3.41%	(0.33)%
Acquisition accounting adjustments	(1.13)	0.00		(1.49)
Reported weighted average cost of FHLB advances	1.95%	3.23%	(1.28)%	1.92%	0.03%

For second quarter 2012, the weighted average cost of FHLB advances decreased 128 basis points to 1.95% from second quarter 2011, largely due to the amortization of premiums on acquired FHLB borrowings. Excluding acquisition accounting adjustments, the weighted average cost of FHLB advances decreased 15 basis points, reflecting the addition of $105.0 million in new FHLB borrowings at a rate of 0.76%, which is substantially lower than the weighted average rate of the rest of the borrowings. The weighted average original maturity of the new borrowings was 3.67 years. In addition, a total of $65.1 million of FHLB borrowings with weighted average rates of 0.57% matured during the quarter and were paid off.

Compared with the preceding first quarter, the weighted average cost of FHLB advances increased 3 basis points, but decreased 33 basis points, excluding acquisition accounting adjustments.

Non-interest Income. Second quarter 2012 non-interest income increased to $10.2 million from $7.7 million for second quarter 2011, reflecting operations as a combined Company, partially offset by a $1.9 million reduction in net gains on sale of SBA loans from the prior-year period.

Compared with first quarter 2012, non-interest income declined $1.3 million and is largely attributed to the variance in gains on sales.

The various net gains (losses) on sales are summarized in the following table:

	Three Months Ended
	6/30/2012	6/30/2011	% change	3/31/2012	% change
Net gains on sales of SBA loans	$2,463	$4,354	(43)%	$2,963	(17)%
Net gains on sale of other loans	146	—	100%	—	100%
Net gains on sales of securities available-for-sale	—	6	(100)%	816	(100)%
Net valuation gains (losses) on interest swaps and caps	10	(101)	(110)%	3	233%
Net gains (losses) on sales of OREO	(8)	25	(132)%	61	(113)%
Total net gains on sale	$2,611	$4,284		$3,843

Non-interest Expense. Second quarter 2012 non-interest expense rose 84% to $31.1 million from $16.9 million for second quarter 2011, largely reflecting the combined operations of the new BBCN. Second quarter 2012 non-interest expense increased 2% from $30.4 million for first quarter 2012.

Salaries and benefits expense totaled $14.7 million for second quarter 2012, an increase of 92% over $7.6 million for second quarter 2011, and an increase of 4% over $14.1 million for first quarter 2012. The significant increase over second quarter 2011 reflects the combined operations as BBCN. The number of full time equivalent employees (FTEs) was 653, 661 and 369 as of June 30, 2012, March 31, 2012 and June 30, 2011, respectively. The FTEs as of June 30, 2011 on a pro forma basis was 682. The adjusted number of FTEs as of the merger closing date of November 30, 2011 was 690. Notwithstanding a slight decrease in FTEs from March 31, 2012, salaries and benefits expense increased modestly, reflecting annual salary increases, as well as higher vacation and bonus accruals.

Occupancy expense for second quarter 2012 rose 73% to $4.2 million from $2.4 million for second quarter 2011, primarily reflecting the combined number of branches post-merger. Occupancy expense rose $586,000 over the $3.6 million for first quarter 2012, and is partially attributed to a $375,000 non-recurring expense associated with the renegotiation of a sub-lease.

The FDIC assessment for second quarter 2012 amounted to $51,000, compared with $877,000 for second quarter 2011 and $1.0 million for the preceding first quarter 2012. The significant decline is attributed to the recognition of a $650,000 assessment rate reduction for fourth quarter 2011 as a result of an upgrade of the Company's risk category. The Company noted that the FDIC assessment is primarily based on assets and expects it will be approximately $1.0 million for third quarter 2012.

The Company noted that its Other non-interest expense line item for second quarter 2012 included a $461,000 loss incurred on the early retirement of a $10.0 million Trust Preferred security, bearing a 10.18% interest rate.

The effective tax rate for second quarter 2012 was 38.5%, compared with 37.3% for second quarter 2011 and 39.4% for first quarter 2012.

Balance Sheet Summary

Gross loans receivable totaled $3.87 billion at June 30, 2012, an increase of 4% compared with $3.74 billion at March 31, 2012 and December 31, 2011. Total loan originations for second quarter 2012 amounted to $241.5 million, including SBA loan originations of $67.1 million. In comparison, new loan production during first quarter 2012 equaled $167.6 million, including SBA loan originations of $34.6 million.

Sales of SBA loans to the secondary market and gains derived from those sales are based substantially on the production of SBA 7(a) loans. Production of SBA 7(a) loans amounted to $49.8 million for second quarter 2012, compared with $31.2 million for first quarter 2012.

Aggregate loan pay-offs, pay-downs, amortization and other adjustments totaled $107.3 million during second quarter 2012, compared with $64.2 million during second quarter 2011 and $169.6 million during first quarter 2012. The Company noted the level of pay-offs and pay-downs were unusually high during the first quarter 2012.

Total deposits decreased to $3.88 billion at June 30, 2012 from $3.92 billion at March 31, 2012 and $3.94 billion at December 31, 2011, reflecting reductions in MMA accounts and a continued run-off of higher rate non-jumbo time deposits, offset by growing balances of non-interest bearing deposits. The mix of deposits continued to shift favorably with non-interest bearing deposits at June 30, 2012 increasing to $1.06 billion, or 27% of total deposits, from $1.01 billion, or 26% of total deposits, at March 31, 2012.

Credit Quality

The Company recorded a provision for loan losses of $7.2 million in second quarter 2012, compared with $10.0 million in second quarter 2011 and $2.6 million in the preceding first quarter 2012. The increase in the provision for loan losses compared with first quarter 2012 was primarily attributable to loan loss allowances for the strong new loan originations during the quarter that resulted in a net $137.4 million increase in loans outstanding, for refinanced acquired loans, and for further degradation in acquired credit impaired loans.

For a more detailed understanding of the changes in the Allowance for Loan and Lease Losses (“ALLL”), the composition of the ALLL has been segmented for disclosure purposes between loans accounted for under the amortized cost method (referred to as “BBCN” loans) and loans acquired in the Center merger (referred to as “Acquired” loans). The acquired loans are further segregated between performing and credit impaired loans. The composition of ALLL for the three months ended June 30, 2012, March 31, 2012 and December 31, 2011 is as follows:

(dollars in thousands)	6/30/2012	3/31/2012	12/31/2011
BBCN loans (1)	$62,397	$60,233	$61,952
Acquired loans - Performing Loans (2)	1,194	1,262
Acquired loans - Credit Impaired Loans (2)	1,914	814
Total ALLL	$65,505	$62,309	$61,952

Gross loans, net of deferred loan fees and costs	$3,874,538	$3,737,199	$3,738,826
Loss coverage ratio	1.69%	1.67%	1.66%

(1)	BBCN loans include Nara loans outstanding at acquisition date, former Center loans that were refinanced and new BBCN loans originated post merger.
(2)	Acquired loans were marked to fair value at acquisition date, and provisions for loan losses reflect credit deterioration since the acquisition date.

Following are the Special Mention, Classified and Total Watchlist loan balances as of June 30 and March 31, 2012:

(dollars in thousands)	6/30/2012	3/31/2012
Special Mention (1)	$109,387	$107,389
Classified (1)	$204,709	$216,887
Total Watchlist	$314,096	$324,276

(1)	Balances include the acquired loans which were marked to fair value at November 30, 2011. For loan classification purposes, the loan grading did not change as a result of the merger.

Non-performing loans (defined as loans past due 90 days or more and on non-accrual status, acquired loans past due 90 days or more and on accrual status, and accruing restructured loans) at June 30, 2012 were $83.3 million, or 2.15% of total loans, compared with $81.9 million, or 2.19% of total loans, at March 31, 2012. The modest increase in the dollar amount of non-performing loans reflects increases in delinquent loans 90 days or more past due, but which are still on accrual status in accordance with acquisition accounting rules, partially offset by decreases in accruing restructured loans.

Non-performing assets at June 30, 2012 were $90.0 million, or 1.78% of total assets, compared with $87.6 million, or 1.69% of total assets, at March 31, 2012, due principally to the increase in non-performing loans.

Net loan charge-offs during second quarter 2012 totaled $4.0 million, or 0.41% of average loans on an annualized basis, compared with $2.2 million, or 0.24%, during first quarter 2012.

The allowance for loan losses at June 30, 2012 was $65.5 million, or 1.69% of gross loans receivable (excluding loans held for sale), compared with $62.3 million, or 1.67%, at March 31, 2012. The increase primarily reflects the increase in the allowance for loan losses due to new loan growth and for refinanced acquired loans. The coverage ratio of the allowance for loan losses to non-performing loans (excluding acquired loans past due 90 days or more on accrual status) increased to 105% at June 30, 2012, from 98% at March 31, 2012.

Impaired loans (defined as loans for which it is probable that not all principal and interest payments due will be collectible in accordance with the contractual terms) at June 30, 2012 and March 31, 2012 were $91.4 million and $99.8 million, respectively.

Specific reserves for impaired loans were $13.2 million, or 14.4% of the aggregate impaired loan amount at June 30, 2012, compared with $16.5 million, or 16.5%, at March 31, 2012. The decrease in specific reserves largely reflects charge-offs, pay downs and pay offs. Excluding specific reserves for impaired loans, the allowance coverage on the remaining loan portfolio was 1.38% at June 30, 2012, compared with 1.26% at March 31, 2012. This increase is due primarily to additions to the allowance for new loan growth and for acquired loans as they experience credit deterioration or are refinanced or renewed and are categorized as part of the BBCN portfolio.

Capital

As previously announced, BBCN redeemed $122 million of Series A and Series B Preferred Stock issued under the U.S. Treasury's TARP Capital Purchase Program on June 27, 2012. The redemption covered the total combined preferred stock investment by the U.S. Treasury of $67 million in the former Nara Bancorp, Inc. and $55 million in the former Center Financial Corporation. The Company has entered into negotiations to repurchase all 858,746 BBCN warrants held by the Treasury.

At June 30, 2012, the Company continued to exceed all regulatory capital requirements to be classified as a “well-capitalized” institution, as summarized in the following table.

	6/30/2012	3/31/2012	12/31/2011
Leverage Ratio (1)	12.97%	15.08%	19.81%
Tier 1 Risk-based Ratio	15.54%	18.85%	18.15%
Total Risk-based Ratio	16.80%	20.11%	19.41%

(1)	The calculation for the Leverage Ratio utilizes the daily average balance of total assets in the denominator, as opposed to the period end balances utilized in the calculation of the other capital ratios. Accordingly, the Company believes that the Leverage Ratio reported for the fourth quarter 2011 is not necessarily representative of the Company's Leverage Ratio at the end of 2011. On a pro forma basis, utilizing the daily average balance of total assets in the month of December following the completion of the merger, the Leverage Ratio was 14.00%.

Tangible common equity per share and as a percentage of tangible assets improved over prior comparable periods, as summarized in the following table:

	6/30/2012	3/31/2012	12/31/2011
Tangible common equity per share (1)	$7.94	$7.72	$7.43
Tangible common equity to tangible assets (1)	12.49%	11.86%	11.42%

(1)	Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and net other intangible assets divided by total assets less goodwill and net other intangible assets. Management reviews tangible common equity to tangible assets in evaluating the Company's capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital. See the accompanying financial information for a reconciliation of the ratio of tangible common equity to tangible assets with stockholders' equity and total assets.

Investor Conference Call

The Company will host an investor conference call on Tuesday, July 24, 2012 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review financial results for second quarter 2012. Investors and analysts may access the conference call by dialing 800-706-7749 (domestic) or 617-614-3474 (international), passcode 95149564. Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of BBCN Bancorp's website at www.BBCNbank.com.

After the live webcast, a replay will be archived in the Investor Relations section of BBCN Bancorp's website for one year. A telephonic replay of the call will be available at 888-286-8010 (domestic) or 617-801-6888 (international) through July 31, 2012, passcode 42573151.

About BBCN Bancorp, Inc.

BBCN Bancorp, Inc. is the parent company of BBCN Bank, the largest Korean American bank in the nation with $5.1 billion in assets as of June 30, 2012. The Company is a result of the merger of equals of Nara Bancorp, Inc. and Center Financial Corporation completed on November 30, 2011. Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN operates more than 40 branches in California, New York, New Jersey, Washington and Illinois, along with four loan production offices in Seattle, Denver, Dallas and Atlanta. BBCN specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include but are not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussions of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

BBCN Bancorp, Inc.
Consolidated Statements of Financial Condition
Unaudited (Dollars in Thousands, Except per Share Data)

Assets	6/30/2012	3/31/2012	% change	12/31/2011	% change	6/30/2011	% change

Cash and due from banks	$179,621	$365,679	-51%	$300,110	-40%	$171,129	5%
Term federal funds sold	-	20,000	-100%	40,000	-100%	-	0%
Securities available for sale, at fair value	666,852	697,808	-4%	740,920	-10%	472,420	41%
Federal Home Loan Bank and Federal Reserve Bank stock	24,778	26,064	-5%	27,373	-9%	22,657	9%
Loans held for sale, at the lower of cost or fair value	32,590	50,620	-36%	42,407	-23%	27,120	20%
Loans receivable	3,874,538	3,737,199	4%	3,738,826	4%	2,202,446	76%
Allowance for loan losses	(65,505)	(62,309)	-5%	(61,952)	-6%	(59,696)	10%
Net loans receivable	3,809,033	3,674,890	4%	3,676,874	4%	2,142,750	78%
Accrued interest receivable	12,062	12,253	-2%	13,439	-10%	8,069	49%
Premises and equipment, net	21,805	20,353	7%	20,913	4%	9,938	119%
Bank owned life insurance	43,119	42,819	1%	42,514	1%	24,489	76%
Goodwill	89,882	89,882	0%	90,473	-1%	2,509	3482%
Other intangible assets, net	3,636	3,938	-8%	4,276	-15%	379	859%
Other assets	166,027	165,009	1%	167,305	-1%	85,828	93%
Total assets	$5,049,405	$5,169,315	-2%	$5,166,604	-2%	$2,967,288	70%

Liabilities

Deposits	$3,882,680	$3,920,464	-1%	$3,940,892	-1%	$2,232,180	74%
Borrowings from Federal Home Loan Bank	371,143	332,109	12%	344,402	8%	300,000	24%
Subordinated debentures	41,772	52,137	-20%	52,102	-20%	39,268	6%
Accrued interest payable	5,924	6,485	-9%	6,519	-9%	3,382	75%
Other liabilities	32,425	39,954	-19%	26,750	21%	19,919	63%
Total liabilities	4,333,944	4,351,149	0%	4,370,665	-1%	2,594,749	67%

Stockholders' Equity

Preferred stock, $0.001 par value; authorized 10,000,000 undesignated shares; issued and outstanding 0 shares, 122,000 shares, 122,000 shares and 67,000 shares as of June 30, 2012, March 31, 2012, December 31, 2011, and June 30, 2011, respectively

Series A, Fixed Rate Cumulative Perpetual Preferred Stock, issued and outstanding 0 shares at June 30, 2012 and 67,000 shares at March 31, 2012, December 31, 2011, and June 30, 2011	-	65,399	-100%	65,158	-100%	64,679	-100%
Series B, Fixed Rate Cumulative Perpetual Preferred Stock, issued and outstanding 0 shares, 55,000 shares, 55,000 shares and 0 shares at June 30, 2012, March 31, 2012, December 31, 2011 and June 30, 2011, respectively	-	54,295	-100%	54,192	-100%	-	0%
Common stock, $0.001 par value; authorized, 150,000,000 shares at June 30, 2012, March 31, 2012 and December 31, 2011 and 100,000,000 shares at June 30, 2011; issued and outstanding, 78,014,107, 77,996,391, 77,984,252 and 38,097,327 shares at June 30, 2012, March 31, 2012, December 31, 2011 and June 30, 2011, respectively	78	78	0%	78	0%	38	105%
Capital surplus	525,985	525,123	0%	524,639	0%	172,066	206%
Retained earnings	180,567	164,974	9%	142,909	26%	131,275	38%
Accumulated other comprehensive income, net	8,831	8,297	6%	8,963	-1%	4,481	97%
Total stockholders' equity	715,461	818,166	-13%	795,939	-10%	372,539	92%

Total liabilities and stockholders' equity	$5,049,405	$5,169,315	-2%	$5,166,604	-2%	$2,967,288	70%

	Three Months Ended					Six Months Ended
	6/30/2012	6/30/2011	% change	3/31/2012	% change	6/30/2012	6/30/2011	% change

Interest income:
Interest and fees on loans	$62,504	$33,150	89%	$63,419	-1%	$125,923	$66,235	90%
Interest on securities	4,249	3,965	7%	4,909	-13%	9,158	7,895	16%
Interest on federal funds sold and other investments	190	179	6%	227	-16%	417	358	16%
Total interest income	66,943	37,294	80%	68,555	-2%	135,498	74,488	82%

Interest expense:
Interest on deposits	5,245	5,090	3%	5,403	-3%	10,648	10,221	4%
Interest on other borrowings	2,196	2,873	-24%	2,293	-4%	4,489	6,053	-26%
Total interest expense	7,441	7,963	-7%	7,696	-3%	15,137	16,274	-7%

Net interest income before provision for loan losses	59,502	29,331	103%	60,859	-2%	120,361	58,214	107%
Provision for loan losses	7,182	10,047	-29%	2,600	176%	9,782	15,309	-36%
Net interest income after provision for loan losses	52,320	19,284	171%	58,259	-10%	110,579	42,905	158%

Non-interest income:
Service fees on deposit accounts	3,269	1,413	131%	3,160	3%	6,429	2,910	121%
Net gains on sales of SBA loans	2,463	4,354	-43%	2,963	-17%	5,426	5,514	-2%
Net gains on sales of other loans	146	-	100%	-	100%	146	-	-100%
Net gains on sales of securities available-for-sale	-	6	-100%	816	-100%	816	6	13500%
Net valuation gains (losses) on interest swaps and caps	10	(106)	109%	3	233%	13	(117)	111%
Net gains on sales of OREO	(8)	25	-132%	61	-113%	53	27	96%
Other income and fees	4,342	1,992	118%	4,642	-6%	8,984	3,854	133%
Total non-interest income	10,222	7,684	33%	11,645	-12%	21,867	12,194	79%

Non-interest expense:
Salaries and employee benefits	14,658	7,625	92%	14,079	4%	28,737	14,779	94%
Occupancy	4,232	2,445	73%	3,646	16%	7,878	4,882	61%
Furniture and equipment	1,468	934	57%	1,218	21%	2,686	1,869	44%
Advertising and marketing	1,525	594	157%	1,458	5%	2,983	1,173	154%
Data processing and communications	1,573	923	70%	1,611	-2%	3,184	1,906	67%
Professional fees	1,069	769	39%	613	74%	1,682	1,478	14%
FDIC assessment	51	877	-94%	1,037	-95%	1,088	2,166	-50%
Merger-related expenses	1,348	380	255%	1,773	-24%	3,121	891	250%
Other	5,153	2,339	120%	5,000	3%	10,153	4,437	129%
Total non-interest expense	31,077	16,886	84%	30,435	2%	61,512	33,581	83%
Income before income taxes	31,465	10,082	212%	39,469	-20%	70,934	21,518	230%
Income tax provision	12,101	3,764	221%	15,535	-22%	27,636	8,454	227%
Net income	$19,364	$6,318	206%	$23,934	-19%	43,298	13,064	231%
Dividends and discount accretion on preferred stock	$(3,771)	$(1,075)	251%	$(1,869)	102%	(5,640)	(2,150)	162%
Net income available to common stockholders	$15,593	$5,243	197%	$22,065	-29%	$37,658	$10,914	245%

Earnings Per Common Share:
Basic	$0.20	$0.14		$0.28		$0.48	$0.29
Diluted	$0.20	$0.14		$0.28		$0.48	$0.29

Average Shares Outstanding:
Basic	78,007,270	38,047,371		77,987,342		77,997,305	38,017,473
Diluted	78,141,527	38,082,023		78,101,818		78,121,259	38,079,650

	Three months ended					Six Months Ended
	6/30/2012	3/31/2012	12/31/2011	9/30/2011	6/30/2011	6/30/2012	6/30/2011

Net Income	$19,364	$23,934	$4,236	$9,815	$6,318	$43,298	$13,064
Add back: Income tax	12,101	15,535	2,010	5,196	3,764	27,636	8,454
Add back: Provision for loan losses	7,182	2,600	9,147	3,483	10,047	9,782	15,309
Pre-tax, pre-provision income (PTPP) [1]	$38,647	$42,069	$15,393	$18,494	$20,129	$80,716	$36,827
PTPP to average assets (annualized)	3.03%	3.27%	1.62%	2.48%	2.75%	3.15%	2.51%

[1]

While pre-tax, pre-provision income is a non-GAAP performance measure, we believe it is a useful measure in analyzing underlying performance trends, particularly in times of economic stress. It is the level of earnings adjusted to exclude the impact of income tax and provision expense.

	(Annualized) At or for the Three Months Ended			(Annualized) At or for the Six Months Ended
Profitability measures:	6/30/2012	6/30/2011	3/31/2012	6/30/2012	6/30/2011
ROA [2]	1.52%	0.86%	1.86%	1.69%	0.89%
ROE [2]	9.40%	6.84%	11.87%	10.62%	7.13%
Return on average tangible equity [2,3]	10.61%	6.89%	13.44%	12.01%	7.19%
Net interest margin	5.02%	4.16%	5.11%	5.07%	4.15%
Efficiency ratio	44.57%	45.62%	41.98%	43.25%	47.69%
[2]	Based on net income before effect of dividends and discount accretion on preferred stock.
[3]

Average tangible equity is calculated by subtracting average goodwill and average other intangibles from average stockholders' equity. This is non-GAAP measure that we believe provides investors with information that is useful in understanding our financial performance and position.

	Three Months Ended			Three Months Ended			Three Months Ended
	6/30/2012			6/30/2011			3/31/2012

		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans, includes loans held for sale	$3,847,921	$62,504	6.53%	$2,190,436	$33,150	6.07%	$3,777,495	$63,419	6.75%
Securities available for sale	692,399	4,249	2.45%	501,298	3,965	3.16%	725,728	4,909	2.71%
FRB and FHLB stock and other investments	203,935	160	0.31%	132,957	179	0.54%	257,583	178	0.27%
Federal funds sold	19,794	30	0.59%	-	-	N/A	25,780	49	0.74%
Total interest earning assets	$4,764,049	$66,943	5.65%	$2,824,691	$37,294	5.29%	$4,786,586	$68,555	5.76%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$1,184,339	$1,849	0.63%	$710,948	$1,545	0.87%	$1,232,763	$2,123	0.69%
Savings	187,872	830	1.78%	126,238	729	2.32%	195,932	922	1.89%
Time deposits:
$100,000 or more	807,803	1,498	0.75%	315,278	381	0.49%	767,171	1,411	0.74%
Other	652,937	1,068	0.66%	623,361	2,435	1.57%	722,982	947	0.53%
Total time deposits	1,460,740	2,566	0.71%	938,639	2,816	1.20%	1,490,153	2,358	0.64%
Total interest bearing deposits	2,832,951	5,245	0.74%	1,775,825	5,090	1.15%	2,918,848	5,403	0.74%
FHLB advances	329,066	1,603	1.95%	300,000	2,412	3.23%	339,964	1,626	1.92%
Other borrowings	47,488	593	4.95%	42,624	461	4.27%	50,108	667	5.26%
Total interest bearing liabilities	3,209,505	$7,441	0.93%	2,118,449	$7,963	1.51%	3,308,920	$7,696	0.93%
Non-interest bearing demand deposits	1,021,805			417,366			984,813
Total funding liabilities / cost of funds	$4,231,310		0.71%	$2,535,815		1.26%	$4,293,733		0.72%
Net interest income / net interest spread		$59,502	4.72%		$29,331	3.78%		$60,859	4.83%
Net interest margin			5.02%			4.16%			5.11%
Net interest margin, excluding effect of non-accrual loan income(expense)			5.06%			4.20%			5.14%
Net interest margin, excluding effect of non-accrual loan income(expense) and prepayment fee income			5.04%			4.19%			5.13%

Non-accrual loan income (reversed) recognized		$(400)			$(237)			$(349)
Prepayment fee income received		198			34			116
Net		$(202)			$(203)			$(233)

Cost of deposits:
Non-interest bearing demand deposits	$1,021,805	$-		$417,366	$-		$984,813	$-
Interest bearing deposits	2,832,951	5,245	0.74%	1,775,825	5,090	1.15%	2,918,848	5,403	0.74%
Total deposits	$3,854,756	$5,245	0.55%	$2,193,191	$5,090	0.93%	$3,903,661	$5,403	0.56%

	Six Months Ended			Six Months Ended
	6/30/2012			6/30/2011

		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans, includes loans held for sale	$3,812,708	$125,923	6.64%	$2,179,150	$66,235	6.13%
Securities available for sale	709,063	9,158	2.58%	513,751	7,895	3.07%
FRB and FHLB stock and other investments	230,789	339	0.29%	135,016	358	0.53%
Federal funds sold	22,787	78	0.68%	-	-	N/A
Total interest earning assets	$4,775,347	$135,498	5.70%	$2,827,917	$74,488	5.31%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$1,208,551	$3,973	0.66%	$695,686	$3,009	0.87%
Savings	191,902	1,752	1.84%	126,449	1,439	2.29%
Time deposits:
$100,000 or more	787,468	2,895	0.74%	318,475	837	0.53%
Other	687,979	2,029	0.59%	631,907	4,936	1.58%
Total time deposits	1,475,447	4,924	0.67%	950,382	5,773	1.23%
Total interest bearing deposits	2,875,900	10,649	0.74%	1,772,517	10,221	1.16%
FHLB advances	334,515	3,229	1.94%	312,238	4,984	3.22%
Other borrowings	48,798	1,260	5.11%	48,822	1,069	4.35%
Total interest bearing liabilities	3,259,213	$15,138	0.93%	2,133,577	$16,274	1.54%
Non-interest bearing demand deposits	1,003,307			403,229
Total funding liabilities / cost of funds	$4,262,520		0.71%	$2,536,806		1.29%
Net interest income / net interest spread		$120,360	4.77%		$58,214	3.77%
Net interest margin			5.07%			4.15%
Net interest margin, excluding effect of non-accrual loan income(expense)			5.10%			4.17%
Net interest margin, excluding effect of non-accrual loan income(expense) and prepayment fee income			5.09%			4.16%

Non-accrual loan income (reversed) recognized		$(749)			$(337)
Prepayment fee income received		314			263
Net		$(435)			$(74)

Cost of deposits:
Non-interest bearing demand deposits	$1,003,307	$-		$403,229	$-
Interest bearing deposits	2,875,900	10,649	0.74%	1,772,517	10,221	1.16%
Total deposits	$3,879,207	$10,649	0.55%	$2,175,746	$10,221	0.95%

	For the Three Months Ended					Six Months Ended
	6/30/2012	6/30/2011	% change	3/31/2012	% change	6/30/2012	6/30/2011	% change
AVERAGE BALANCES
Gross loans, includes loans held for sale	$3,847,921	$2,190,436	76%	$3,777,495	2%	3,812,708	2,179,150	75%
Investments	916,128	634,255	44%	1,009,091	-9%	962,639	648,767	48%
Interest-earning assets	4,764,049	2,824,691	69%	4,786,586	0%	4,775,347	2,827,917	69%
Total assets	5,102,769	2,933,003	74%	5,139,396	-1%	5,121,082	2,934,546	75%

Interest-bearing deposits	2,832,951	1,775,825	60%	2,918,848	-3%	2,875,900	1,772,517	62%
Interest-bearing liabilities	3,209,505	2,118,449	52%	3,308,920	-3%	3,259,213	2,133,577	53%
Non-interest-bearing demand deposits	1,021,805	417,366	145%	984,813	4%	1,003,307	403,229	149%
Stockholders' Equity	823,839	369,485	123%	806,384	2%	815,111	366,343	122%
Net interest earning assets	1,554,544	706,242	120%	1,477,666	5%	1,516,134	694,340	118%

LOAN PORTFOLIO COMPOSITION:	6/30/2012	3/31/2012	% change	12/31/2011	% change	6/30/2011	% change

Commercial loans	$1,053,319	$999,011	5%	$996,260	6%	$587,436	79%
Real estate loans	2,762,944	2,676,589	3%	2,678,679	3%	1,605,641	72%
Consumer and other loans	60,732	64,095	-5%	66,631	-9%	11,755	417%
Loans outstanding	3,876,995	3,739,695	4%	3,741,570	4%	2,204,832	76%
Unamortized deferred loan fees - net of costs	(2,457)	(2,496)	2%	(2,744)	10%	(2,386)	-3%
Loans, net of deferred loan fees and costs	3,874,538	3,737,199	4%	3,738,826	4%	2,202,446	76%
Allowance for loan losses	(65,505)	(62,309)	-5%	(61,952)	-6%	(59,696)	-10%
Loan receivable, net	$3,809,033	$3,674,890	4%	$3,676,874	4%	$2,142,750	78%

REAL ESTATE LOANS BY PROPERTY TYPE:	6/30/2012	3/31/2012	% change	12/31/2011	% change	6/30/2011	% change
Retail buildings	$808,172	$785,264	3%	$788,384	3%	$386,380	109%
Hotels/motels	457,088	436,628	5%	432,206	6%	256,129	78%
Gas stations/ car washes	423,344	408,311	4%	408,812	4%	309,914	37%
Mixed-use facilities	221,865	209,081	6%	198,916	12%	161,285	38%
Warehouses	296,174	270,929	9%	261,874	13%	116,461	154%
Multifamily	118,277	122,859	-4%	129,181	-8%	98,464	20%
Other	438,140	443,517	-1%	459,306	-5%	273,525	60%
Total	$2,762,944	$2,676,589	3%	$2,678,679	3%	$1,602,158	72%

DEPOSIT COMPOSITION	6/30/2012	3/31/2012	% Change	12/31/2011	% Change	6/30/2011	% Change
Non-interest-bearing demand deposits	$1,064,013	$1,011,466	5%	$984,350	8%	$432,616	146%
Money market and other	1,143,329	1,240,295	-8%	1,237,378	-8%	712,028	61%
Saving deposits	183,087	193,458	-5%	198,063	-8%	126,694	45%
Time deposits of $100,000 or more	834,719	787,774	6%	759,923	10%	343,366	143%
Other time deposits	657,532	687,471	-4%	761,178	-14%	617,476	6%
Total deposit balances	$3,882,680	$3,920,464	-1%	$3,940,892	-1%	$2,232,180	74%

DEPOSIT COMPOSITION (%)	6/30/2012	3/31/2012	12/31/2011	6/30/2011
Non-interest-bearing demand deposits	27.4%	25.8%	25.0%	19.4%
Money market and other	29.4%	31.7%	31.4%	31.8%
Saving deposits	4.7%	4.9%	5.0%	5.7%
Time deposits of $100,000 or more	21.5%	20.1%	19.3%	15.4%
Other time deposits	16.9%	17.5%	19.3%	27.7%
Total deposit balances	100.0%	100.0%	100.0%	100.0%

CAPITAL RATIOS	6/30/2012	3/31/2012	12/31/2011	6/30/2011
Total stockholders' equity	$715,461	$818,166	$795,939	$372,539
Tier 1 risk-based capital ratio	15.54%	18.85%	18.15%	16.42%
Total risk-based capital ratio	16.80%	20.11%	19.41%	17.69%
Tier 1 leverage ratio	12.97%	15.08%	19.81%	13.32%
Book value per common share	$9.14	$8.92	$8.64	$8.02
Tangible common equity per share[4]	$7.94	$7.72	$7.43	$7.94
Tangible common equity to tangible assets[4]	12.49%	11.86%	11.42%	10.21%

[4]

Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and other intangible assets, net divided by total assets less goodwill and other intangible assets, net. Management reviews tangible common equity to tangible assets in evaluating the Company's capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital.

Reconciliation of GAAP financial measures to non-GAAP financial measures:

		6/30/2012	3/31/2012	12/31/2011	6/30/2011
Total stockholders' equity		$715,461	$818,166	$795,939	$372,539
Less:	Preferred stock, net of discount	-	(119,694)	(119,350)	(64,679)
	Common stock warrant	(2,760)	(2,760)	(2,760)	(2,383)
	Goodwill and other intangible assets, net	(93,518)	(93,820)	(94,749)	(2,888)
Tangible common equity		$619,183	$601,892	$579,080	$302,589

Total assets		$5,049,405	$5,169,315	$5,166,604	$2,967,288
Less:	Goodwill and other intangible assets, net	(93,518)	(93,820)	(94,749)	(2,888)
Tangible assets		$4,955,887	$5,075,495	$5,071,855	$2,964,400

Common shares outstanding		78,012,891	77,996,391	77,984,252	38,097,327

Tangible common equity to tangible assets		12.49%	11.86%	11.42%	10.21%
Tangible common equity per share		$7.94	$7.72	$7.43	$7.94

	For the Three Months Ended					For the Six Months Ended
ALLOWANCE FOR LOAN LOSSES:	6/30/2012	3/31/2012	12/31/2011	9/30/2011	6/30/2011	6/30/2012	6/30/2011
Balance at beginning of period	$62,309	$61,952	$60,009	$59,696	$63,340	$61,952	$62,320
Provision for loan losses	7,182	2,600	9,147	3,483	10,047	9,782	15,309
Recoveries	1,623	1,139	524	800	1,500	2,762	2,568
Charge offs	(5,609)	(3,382)	(7,728)	(3,970)	(15,191)	(8,991)	(20,501)
Balance at end of period	$65,505	$62,309	$61,952	$60,009	$59,696	$65,505	$59,696
Net charge-off/average gross loans (annualized)	0.41%	0.24%	1.03%	0.56%	2.50%	0.33%	1.65%

	For the Three Months Ended					For the Six Months Ended
NET CHARGED OFF LOANS BY TYPE	6/30/2012	3/31/2012	12/31/2011	9/30/2011	6/30/2011	6/30/2012	6/30/2011

Real estate loans	$1,378	$1,610	$3,867	$1,902	$12,242	$2,988	$15,089
Commercial loans	2,158	631	3,350	1,158	1,474	2,789	2,929
Consumer loans	451	2	(13)	110	(25)	453	(85)
Total net charge-offs	$3,987	$2,243	$7,204	$3,170	$13,691	$6,230	$17,933

NON-PERFORMING ASSETS	6/30/2012	3/31/2012	12/31/2011	9/30/2011	6/30/2011
Delinquent loans 90 days or more on non-accrual status	$39,567	$39,651	$31,212	$27,790	$35,385
Delinquent loans 90 days or more on accrual status[5,7]	20,708	18,192	16,169	-	-
Accruing restructured loans	22,994	24,106	18,775	23,543	15,787
Total non-performing loans	83,269	81,949	66,156	51,333	51,172
Other real estate owned	6,712	5,641	7,625	4,838	4,404
Total non-performing assets	$89,981	$87,590	$73,781	$56,171	$55,576
Non-performing assets/ total assets	1.78%	1.69%	1.43%	1.86%	1.87%
Non-performing assets/ gross loans & OREO	2.32%	2.34%	1.97%	2.47%	2.52%
Non-performing assets/ total capital	12.58%	10.71%	9.27%	14.64%	14.92%
Non-performing loans/gross loans	2.15%	2.19%	1.77%	2.26%	2.32%
Non-accrual loans/gross loans	1.02%	1.06%	0.83%	1.23%	1.61%
Allowance for loan losses/ gross loans	1.69%	1.67%	1.66%	2.65%	2.71%
Allowance for loan losses/ non-accrual loans	165.55%	157.14%	198.49%	215.94%	168.70%
Allowance for loan losses/ non-performing loans (excludes delinquent loans 90 days or more on accrual status5)	104.71%	97.73%	123.94%	116.90%	116.66%
Allowance for loan losses/ non-performing assets	72.80%	71.14%	83.97%	106.83%	107.41%

[5]

All such loans represent acquired loans that were originally recorded at fair value upon acquisition. These loans are considered to be accruing as we can reasonably estimate future cash flows on acquired loans and we expect to fully collect the carrying value of these loans. Therefore, we are accreting the difference between the carrying value of these loans and their expected cash flows.

BREAKDOWN OF ACCRUING RESTRUCTURED LOANS BY TYPE:	6/30/2012	3/31/2012	12/31/2011	9/30/2011	6/30/2011
Retail buildings	$1,526	$804	$586	$590	$-
Hotels/motels	8,909	8,425	9,481	12,905	12,027
Gas stations/ car washes	-	-	-	-	-
Mixed-use facilities	2,312	3,254	947	952	953
Warehouses	1,052	1,060	-	-	-
Multifamily	-	-	-	-	-
Other[6]	9,195	10,563	7,761	9,096	2,807
Total	$22,994	$24,106	$18,775	$23,543	$15,787
[6] Includes commercial business and other loans

DELINQUENT LOANS LESS THAN 90 DAYS PAST DUE	6/30/2012	3/31/2012	12/31/2011	9/30/2011	6/30/2011

Legacy
30 - 59 days	$5,479	$3,062	$2,842	$9,455	$1,450
60 - 89 days	833	3,747	507	1,503	1,868
Total delinquent loans less than 90 days past due - legacy[7]	$6,312	$6,809	$3,349	$10,958	$3,318

Acquired
30 - 59 days	$3,601	$6,422	$10,729
60 - 89 days	6,080	3,075	8,344
Total delinquent loans less than 90 days past due - acquired[7]	$9,681	$9,497	$19,073

Total delinquent loans less than 90 days past due[7]	$15,993	$16,306

DELINQUENT LOANS LESS THAN 90 DAYS PAST DUE BY TYPE	6/30/2012	3/31/2012	12/31/2011	9/30/2011	6/30/2011

Legacy
Real estate loans	$5,269	$5,540	$1,569	$9,091	$1,701
Commercial loans	1,027	1,269	1,777	1,861	1,606
Consumer loans	16	-	3	6	11
Total delinquent loans less than 90 days past due - legacy[7]	$6,312	$6,809	$3,349	$10,958	$3,318

Acquired
Real estate loans	$6,631	$6,972	$14,965
Commercial loans	2,422	1,655	3,040
Consumer loans	628	870	1,068
Total delinquent loans less than 90 days past due - acquired[7]	$9,681	$9,497	$19,073

Total delinquent loans less than 90 days past due[7]	$15,993	$16,306	$22,422

NON-ACCRUAL LOANS BY TYPE	6/30/2012	3/31/2012	12/31/2011	9/30/2011	6/30/2011

Real estate loans	$27,822	$27,301	$19,469	$14,725	$20,661
Commercial loans	11,463	11,378	11,593	12,908	14,342
Consumer loans	282	972	150	157	382
Total non-accrual loans[7]	$39,567	$39,651	$31,212	$27,790	$35,385

WATCH LIST LOANS	6/30/2012	3/31/2012	12/31/2011	9/30/2011	6/30/2011
Legacy
Special mention	$48,701	$39,667	$35,740	$31,576	$15,342
Substandard	88,537	100,394	97,673	103,798	116,561
Doubtful	5,530	6,243	6,411	5,600	5,174
Loss	-	-	-	-	-
Total watch list loans - legacy[7]	$142,768	$146,304	$139,824	$140,974	$137,077

Acquired
Special mention	$60,686	$67,722	$61,411
Substandard	110,370	109,699	100,680
Doubtful	261	470	76
Loss	11	81	-
Total watch list loans - acquired[7]	$171,328	$177,972	$162,167

Total watch list loans[7]	$314,096	$324,276	$301,991

[7]	Excludes the guaranteed portion of delinquent SBA loans as these are 100% guaranteed by the SBA.

CONTACT:
Investors and Financial Media:
BBCN Bancorp, Inc.
Angie Yang
SVP, Investor Relations
213-251-2219
angie.yang@BBCNbank.com